Exhibit 99.1

PURCHASE AND ASSUMPTION AGREEMENT

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of and made effective on December 19, 2014, by and among BofI Federal Bank, a federal saving association, with its principal office located at 4350 La Jolla Village Drive, San Diego, California 92122 (“Purchaser”), Union Federal Savings Bank, a federal savings bank, with its principal office located at 1565 Mineral Spring Avenue, North Providence, Rhode Island 02904 (“Seller”), and, solely for purposes of Sections 7.7 and 7.11 and Articles 10, 11 and 12, The First Marblehead Corporation, a Delaware corporation, with its principal office located at 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199 (“Guarantor”).

RECITALS

WHEREAS, Seller wishes to sell, transfer and assign certain of its deposits to Purchaser upon the terms and subject to the conditions set forth herein; and

WHEREAS, Purchaser wishes to purchase and assume such deposits and certain specified liabilities upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. The terms set forth below are used in this Agreement (as defined below) with the following meanings:

“Accrued Interest” means, as of any date, interest which is accrued on a Deposit to but excluding such date and not yet posted to the relevant Deposit account.

“ACH” has the meaning set forth in Section 4.2(c).

“Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.1, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, including directors, officers and employees. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing.

“Agreement” means this Purchase and Assumption Agreement, including all Schedules and Exhibits, as may be amended from time to time in accordance with Section 12.9(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.4(a).

“Assumed Liabilities” has the meaning set forth in Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or a day that is a legal holiday in the State of California or the State of Rhode Island, or a day on which national banking institutions in the State of California or the State of Rhode Island are authorized or obligated by Law or Order to close.

“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at 5:00 p.m., Eastern time, on such date.

“Confidential Information” has the meaning set forth in Section 12.16.

“Customer Information” has the meaning set forth in Section 7.9.

“Deposit(s)” or “Deposit Liabilities” means all deposits (as defined in Section 3(l) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(l)), of any type whatsoever, maintained by Seller, in accordance with the terms of the agreements pertaining to such deposits, as shown on the books and records of Seller as of the close of business on the Closing Date, including Accrued Interest thereon through and including the Closing Date, which such Deposits, as they existed as of the close of business on November 30, 2014, are identified on Schedule 1.1 hereto, and including all of the deposit products offered by Seller, including, without limitation, passbook accounts, statement accounts, checking accounts, money market accounts and certificates of deposit, whether acquired through Seller’s brick and mortar facilities, the Internet, or otherwise, other than the Excluded Deposits. Schedule 1.1 shall be updated by Seller (i) as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date) and (ii) as of 5:00 p.m., Eastern time, on the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days following the Closing Date).

“Direct Claim” has the meaning set forth in Section 11.1(c).

“Disclosing Party” has the meaning set forth in Section 12.16.

“Draft Closing Statement” means a draft closing statement, prepared by Seller, as of 5:00 p.m., Eastern time, on the third (3rd) Business Day preceding the Closing Date setting forth Seller’s reasonable estimated calculation of both the Purchase Price and the Estimated Payment Amount.

“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.1, minus (y) the Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to the Closing by Seller and Purchaser.

“Excluded Deposits” means any Deposits maintained at Seller by Guarantor or any direct or indirect subsidiary of Guarantor.

“Excluded Liabilities” has the meaning set forth in Section 2.1.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.

“GAAP” has the meaning set forth in Section 1.2.

“Governmental Authority” means the government of the United States of America or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” has the meaning set forth in the preamble.

“Guarantor’s Knowledge” means the actual knowledge of William P. Baumer and Alan Breitman.

“IRS” means the Internal Revenue Service.

“Law” means any and all domestic (federal, state or local) or Orders promulgated by any Governmental Authority.

“Loss” means the amount of (a) losses, (b) liabilities, (c) damages and (d) reasonable expenses actually incurred by an indemnified party in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) to such indemnified party actually realized thereby in connection with any such loss, liability, damage or reasonable expense (including net Tax benefits obtainable under applicable Law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).

“Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on the ability of Seller to perform any of its financial or other obligations under this Agreement, including the ability of Seller to timely consummate the P&A Transaction, (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction or (c) an effect that otherwise materially and adversely affects the P&A Transaction, including, without limitation, the creation of a material encumbrance upon any assets transferred in connection therewith, provided, however, that a decline or reduction in the level of Deposits between the date hereof and the Closing Date, which decline is a result of the announcement of the transaction or customer orders to withdraw or transfer deposits in the ordinary course of business, which such order, reduction or request was not solicited in violation of Section 7.2(iii) shall not be deemed to constitute a Material Adverse Effect.

“Net Book Value” shall mean as of any date, the amount reflected for each of the Deposit accounts on Seller’s financial statements as of such date, calculated in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Order” has the meaning set forth in Section 9.1(b).

“Outstanding Items” has the meaning set forth in Section 4.6(c).

“P&A Transaction” means the purchase and sale of the Deposits and the assumption of Assumed Liabilities described in Sections 2.1, 2.2 and 2.3.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Disclosure Schedule” means a disclosure schedule of Purchaser in connection with the execution and delivery of this Agreement.

“Purchaser’s Knowledge” means the actual knowledge of Greg Garrabrants.

“Receiving Party” has the meaning set forth in Section 12.16.

“Records” means all records and original documents, or where reasonable and appropriate copies thereof, maintained by Seller regarding the Deposits, including customer lists, statements, transaction slips, electronic funds transfer records, cancelled checks and images thereof, and all such records maintained in a network (including any remote location) or on electronic or magnetic media in the electronic database system of Seller, or to comply with the applicable Laws to which the Deposits are subject, including applicable unclaimed property and escheat Laws, and including any internal analyses of accounts, Deposits or account activity related to the Deposits involving any issues or “red flags” related to the Deposits in connection with potential Bank Secrecy Act matters or issues; provided, however, that Records shall not include (a) any information that does not relate to (i) the P&A Transaction or (ii) the Deposits, (b) any records or minutes of Seller’s board of directors, (c) Seller’s or any of Seller’s Affiliates’ Tax Returns or (d) personnel records that Seller is required by Law to retain. Seller and Purchaser agree to negotiate in good faith in connection with questions of disclosure of additional information, based on applicable Law. Notwithstanding the foregoing, Deposit records that cannot be reproduced without revealing account information pertaining to a customer of Seller not pertaining to Deposits (“Withheld Records”) shall be maintained by Seller for at least seven (7) years following the Closing Date. Upon a reasonable written request by Purchaser, Seller shall furnish to Purchaser an information report containing the information relating to the Withheld Records requested by Purchaser in a reasonably requested format free of charge within five (5) Business Days of receipt of such written request notice from Purchaser, or, upon notice by Seller to Purchaser that such furnishing will take longer than five (5) Business Days, the period of time mutually agreed by Seller and Purchaser.

“Regulatory Approvals” means the approvals, consents or non-objections of the OCC and any other Governmental Authority, with respect to any application, notice or other filing required to be made, necessary to consummate the P&A Transaction, including expiration of all waiting periods.

“Representatives” has the meaning set forth in Section 12.16.

“Seller” has the meaning set forth in the preamble.

“Seller Account” has the meaning set forth in Section 4.6(c).

“Seller Disclosure Schedule” means a disclosure schedule of Seller in connection with the execution and delivery of this Agreement.

“Seller’s Knowledge” means the actual knowledge of William P. Baumer and Richard L. Shaw II.

“Survival Period” has the meaning set forth in Section 12.1(a).

“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, fees, levies or other like assessments, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another Person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Termination Date” has the meaning set forth in Section 10.1(d).

“Third Party Claim” has the meaning set forth in Section 11.1(d).

“Vendors” means Fiserv, Inc. and Jack Henry & Associates, Inc.

1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).

ARTICLE 2

THE P&A TRANSACTION

2.1 Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge in accordance with their terms, all duties, responsibilities, obligations and liabilities of Seller, other than the Excluded Liabilities, to be discharged, performed, satisfied or paid on or after the Closing Date with respect to the Deposits as set forth on Schedule 1.1 to this Agreement, which shall be updated in accordance with the terms and conditions herein (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities expressly assumed hereunder, and the covenants and agreements of Purchaser to be performed hereunder after the Closing Date, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities, including those of Seller or of any of Seller’s Affiliates, of any kind or nature, known, unknown, contingent or otherwise (the “Excluded Liabilities”).

2.2 R&T Number. At Closing, Seller shall transfer and convey to Purchaser the routing and transit number(s) presently used by Seller in connection with the Deposits or used by Seller with respect to the Assumed Liabilities.

2.3 Purchase Price. The Deposits shall be assumed by the Purchaser at par value and the premium payable in respect of the Deposits shall be $0.00 (the “Purchase Price”).

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1 Closing. Subject to the satisfaction or, if permissible under applicable Law, waiver of the conditions set forth in this Article 3 and Article 9, the Closing of the P&A Transaction will occur on the date mutually agreed upon by the parties hereto following the satisfaction or waiver (to the extent permitted by applicable Law) of all the conditions set forth herein (other than those that by their terms are not contemplated to be satisfied until the time of the Closing but subject to the fulfillment or waiver, subject to applicable Law, of such conditions), provided that such date is acceptable to the Vendors, and accommodates full facilitation by the Vendors of the transactions contemplated under this Agreement, remotely by the exchange of electronic documents, including by pdf electronic transmission, with original signatures to follow by overnight courier or at such other time and place as to which Seller and Purchaser may agree in writing. Unless the parties hereto agree pursuant to Section 4.6(a) that the conversion of the data processing with respect to the Assumed Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday.

3.2 Payment at Closing. At the Closing, Seller shall pay to Purchaser an amount equal to the Estimated Payment Amount. All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by the receiving party to the other party not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon, Eastern time, on the date of payment.

3.3 Adjustment of Purchase Price.

(a) On or before the thirtieth (30th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement and shall make available the work papers, schedules and other supporting data used by Seller to calculate and prepare the Final Closing Statement to enable Purchaser to verify the amounts set forth in the Final Closing Statement are accurate.

(b) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom prior to the expiration of such 30-day period, in which case, if the parties hereto are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of written notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Purchaser and Seller. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Purchaser and Seller.

(c) On or before 12:00 noon, Eastern time, on the third (3rd) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate.

3.4 Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a) An assignment and assumption agreement substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”);

(b) The certificate required to be delivered by Seller pursuant to Section 9.1(e);

(c) The Draft Closing Statement;

(d) Seller’s Records related to the Deposits assumed by Purchaser hereunder as exist and are in the possession or control of Seller;

(e) The contracts, agreements and other documentation related to the Assumed Liabilities (as set forth on Schedule 1.1);

(f) A certified copy of the resolutions of the board of directors of Seller approving this Agreement, including, without limitation, the P&A Transaction;

(g) A copy of Seller’s Regulatory Approvals; and

(h) Such other documents as the parties hereto determine are reasonably necessary to consummate the P&A Transaction.

3.5 Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:

(a) The Assignment and Assumption Agreement;

(b) The certificate required to be delivered by Purchaser pursuant to Section 9.2(e);

(c) A certified copy of the resolutions of the board of directors of Purchaser approving this Agreement, including, without limitation, the P&A Transaction;

(d) A copy of Purchaser’s Regulatory Approvals; and

(e) Such other documents as the parties hereto determine are reasonably necessary to consummate the P&A Transaction.

ARTICLE 4

TRANSITIONAL MATTERS

4.1 Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility:

(a) Seller shall use commercially reasonable efforts to deliver to Purchaser the specifications and conversion files within fifteen (15) Business Days after the date of this Agreement.

(b) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request, and Seller shall provide, reasonable additional file-related information, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information, with respect to the Deposits.

4.2 Customers.

(a) In addition to any communications mutually agreed to by Seller and Purchaser, not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable Law) Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits. Each of Seller and Purchaser shall timely provide, or join in timely providing where appropriate, all notices to customers who are holders of Deposits that either Seller or Purchaser, as the case may be, is required to give under applicable Law or the terms of any other agreement between Seller and any customer in connection with the P&A Transaction. A party hereto proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party hereto a copy of the proposed form of such notice or communication, to the extent reasonably practicable, three (3) Business Days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other party proposes as necessary to comply with applicable Law. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any jointly sent notice or communication shall be shared equally by Seller and Purchaser. Seller shall use its commercially reasonable efforts to, as soon as reasonably practicable and in any event within twenty one (21) calendar days after the date hereof, provide to Purchaser a report of the names and addresses of the owners of the Deposits in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any customers shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties hereto in writing.

(b) Following the giving of any notice described in Section 4.2(a), Purchaser and Seller shall deliver to each new non-custodial deposit customer of Seller such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable Law.

(c) Direct Deposits. Seller will use commercially reasonable efforts to transfer to Purchaser on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller’s ACH warehouse system and will use its commercially reasonable efforts to so transfer any other such arrangements.

(d) Purchaser agrees that it shall promptly, and in any event within one (1) Business Day, comply with the request of any holder of Deposits who, following the Closing Date, requests the closure of such customer’s Deposit account with Purchaser and/or the payment or transfer of such customer’s funds contained in such Deposit account, provided, however, that in the case of any certificate of deposit or other Deposit account which by its terms has a stated maturity date and may not be withdrawn without penalty prior to such stated maturity, then Purchaser shall not be required to comply with such request until the stated maturity unless the customer agrees to pay the applicable penalty. Purchaser agrees to cooperate promptly and fully with Seller to address any such customer request that is received by Seller.

4.3 Direct Debits. As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties hereto.

4.4 Access to Records.

(a) From and after the Closing Date, each of the parties hereto shall permit the other, at such other party’s sole expense, reasonable access to any applicable Records in its possession or control relating to matters arising on or before the Closing Date and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such Records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by Law, unless the parties hereto shall agree in writing to a longer period. Between the date hereof and the Closing Date, Purchaser and Seller shall use commercially reasonable efforts to agree to policies and procedures to be followed by each party hereto in connection with (A) any request by Purchaser, following the Closing Date, for Seller to provide it with Records retained by Seller following the Closing or (B) any request by Seller, following the Closing Date, for Purchaser to provide it with Records transferred to Purchaser.

(b) Each party hereto agrees that any records or documents that come into its possession as a result of the P&A Transaction, to the extent relating to the other party’s business and not relating to the Assumed Liabilities (which becomes the property of Purchaser), shall remain the property of the other party, and shall, upon the other party’s written request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party hereto agrees not to make any use of such records or documents and to keep such records and documents confidential pursuant to Section 12.16.

4.5 Interest Reporting and Withholding.

(a) Unless otherwise agreed to by the parties hereto, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon, the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon, the Deposits. Any amounts required by any Governmental Authorities to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable Law or appropriate notice from any Governmental Authority and will be remitted by Seller to the appropriate Governmental Authority on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable Law or appropriate notice from any Governmental Authority and will be remitted by Purchaser to the appropriate Governmental Authority on or prior to the applicable due date.

(b) Unless otherwise agreed by the parties hereto, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and Tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices and forms required to be delivered following the Closing Date with respect to the Deposits.

4.6 Data Processing Conversion and Handling of Certain Items.

(a) The conversion of the data processing with respect to the Deposits and Assumed Liabilities will be completed on the Closing Date unless otherwise agreed to by the parties hereto in writing. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction.

(b) During the ninety (90) calendar day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser.

(c) Prior to the Closing Date, Seller will open and maintain a demand deposit account with Purchaser (the “Seller Account”), to be used as a source of payment for all of Seller’s official bank or cashier’s checks outstanding as of the Closing Date (the “Outstanding Items”). Seller agrees to maintain a balance in the Seller Account equal to the aggregate amount of the Outstanding Items, and Purchaser agrees to clear all of Outstanding Items with funds held in the Seller Account. Purchaser agrees to maintain the routing and transit number sold to Purchaser as part of the P&A Transaction for such period following the Closing Date necessary to clear all Outstanding Items in the manner described in this Section 4.6(c). In addition, Purchaser agrees to process the escheatment of Outstanding Items on behalf of Seller in a timely fashion as required by applicable Law. On the Closing Date, Seller shall provide Purchaser with the information necessary to escheat any escheatable Outstanding Items.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows, except as set forth in a Seller Disclosure Schedule:

5.1 Corporate Organization and Authority. Seller is a federal savings bank, duly organized and validly existing under the Laws of the United States, and has the requisite power and authority to conduct the business now being conducted by Seller. Seller and Guarantor have the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, fully perform its obligations hereunder and to consummate the P&A Transaction. This Agreement has been duly and validly executed and delivered by Seller and Guarantor and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller and Guarantor enforceable against Seller and Guarantor in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2 No Conflicts. The execution, delivery and performance of this Agreement by Seller or Guarantor does not, and will not, (a) violate any provision of either Seller’s or Guarantor’s charter or by-laws, (b) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any Law or Order to which Seller or Guarantor is subject or any agreement or instrument of Seller or Guarantor, or to which Seller or Guarantor is subject or by which Seller or Guarantor is otherwise bound, which violation, breach, contravention or default referred to in this clause (b), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance, upon any of the Deposits under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or Guarantor is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default would materially impact the Deposits and Assumed Liabilities or materially prevent or delay Seller or Guarantor from performing its respective obligations under this Agreement in all material respects. Each of Seller and Guarantor have all licenses, franchises, permits, certificates of public convenience, Orders and other authorizations of all Governmental Authorities necessary for the lawful conduct of its business as now conducted in all material respects, and all such material licenses, franchises, permits, certificates of public convenience, Orders and other authorizations are valid and in good standing and, to Seller’s Knowledge, are not subject to any suspension, modification, revocation or proceedings related thereto.

5.3 Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Seller or Guarantor with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller or Guarantor from, any Governmental Authority in connection with the execution and delivery of this Agreement by Seller and/or Guarantor, the performance by Seller or Guarantor of its or their respective obligations hereunder, and/or the consummation of the P&A Transaction by Seller, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Except for Regulatory Approvals, there are no consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller or Guarantor and the consummation of the P&A Transaction by Seller.

5.4 Litigation and Undisclosed Liabilities. There are no actions, suits or other proceedings, disputes or any Order entered, promulgated or pending or, to Seller’s Knowledge or to Guarantor’s Knowledge, threatened against Seller or Guarantor, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Seller’s Knowledge or to Guarantor’s Knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Seller or Guarantor that, individually or in the aggregate, would have a Material Adverse Effect.

5.5 Regulatory Matters.

(a) There are no pending or, to Seller’s Knowledge or to Guarantor’s Knowledge, threatened disputes or controversies between Seller or Guarantor, as the case may be, and any Governmental Authority that, individually or in the aggregate, would have a Material Adverse Effect.

(b) Neither Seller nor any of its Affiliates has received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason for any such opposition or refusal.

(c) Neither Seller nor any of its Affiliates is a party to any written Order, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority, nor, to Seller’s Knowledge, has any of them been advised by any such Governmental Authority that it is contemplating issuing or requesting any such Order, agreement, memorandum of understanding, commitment letter or similar submission, in each case that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

5.6 Compliance with Laws. All business of Seller or relating to the Deposits and the Assumed Liabilities has been conducted in compliance, in all material respects, with all Laws applicable thereto, except non-compliance which would not reasonably be expected to have a Material Adverse Effect. The Deposits and deposit accounts were opened, extended or made, and have been maintained, in accordance in all material respects with all applicable Laws and Orders, and the terms and conditions of the applicable agreements and account documents governing such Deposits and deposit accounts.

5.7 Records. The Records accurately reflect in all material respects as of their respective dates the Net Book Value of Assumed Liabilities being transferred to Purchaser hereunder and all other matters the Records purport to present. The Records include all customary Seller, customer and customer-related information reasonably necessary to service the Deposits on an ongoing basis and as may be required under applicable Law.

5.8 Deposits. The deposit agreements and other documents relating to the Deposits to be delivered or made available to Purchaser will be those that are necessary to establish the amounts or other terms of the Deposits, that will govern the terms of the Deposit accounts and that evidence the Deposits. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. All of the Deposits are transferable at the Closing to Purchaser, and, to Seller’s Knowledge, there are no Deposits that are subject to any Order. Seller does not maintain, provide for its customers or depositors or provide access to ATM facilities, point of sale cards or debit cards nor does it maintain or provide its customers access to any network related to such ATM, point of sale or debit cards.

5.9 Brokers’ Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or the P&A Transaction, except for fees and commissions for which Seller is and shall be solely liable.

5.10 Absence of Certain Changes or Events. No event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller.

5.11 Available Funds. Seller has as of the date hereof, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payment pursuant to Section 3.2 and, if applicable, Section 3.3.

5.12 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at Law or in equity, with respect to the P&A Transaction, and Seller hereby disclaims any such representation or warranty whether by Seller, Guarantor or any of its Representatives or any other Person.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows, except as set forth in a Purchaser Disclosure Schedule:

6.1 Corporate Organization and Authority. Purchaser is a federal saving association, duly organized and validly existing under the Laws of the United States and has the requisite power and authority to conduct the business now being conducted by Purchaser. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to fully perform its obligations hereunder and to consummate the P&A Transaction. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller and Guarantor) is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.2 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (a) violate any provision of its charter or by-laws or (b) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any Law or Order to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (b), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Purchaser has all licenses, franchises, permits, certificates of public convenience, Orders and other authorizations of all Governmental Authorities necessary for the lawful conduct of its business as now conducted in all material respects, and all such material licenses, franchises, permits, certificates of public convenience, Orders and other authorizations are valid and in good standing and, to Purchaser’s Knowledge, are not subject to any suspension, modification, revocation or proceedings related thereto.

6.3 Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Governmental Authorities in connection with the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and/or the consummation of the P&A Transaction by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Except for Regulatory Approvals, there are no consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the P&A Transaction by Purchaser.

6.4 Litigation and Undisclosed Liabilities. There are no actions, suits or other proceedings, disputes or any Order entered, promulgated or pending or, to Purchaser’s Knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s Knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.

6.5 Regulatory Matters.

(a) There are no pending or, to Purchaser’s Knowledge, threatened disputes or controversies between Purchaser and any Governmental Authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(b) Neither Purchaser nor any of its Affiliates has received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant a Regulatory Approval and Purchaser knows of no reason for any such opposition or refusal.

(c) Neither Purchaser nor any of its Affiliates is a party to any written Order, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority, nor, to Purchaser’s Knowledge, has any of them been advised by any such Governmental Authority that it is contemplating issuing or requesting any such Order, agreement, memorandum of understanding, commitment letter or similar submission, in each case that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.6 Compliance with Laws. All business of Purchaser has been conducted in compliance, in all material respects, with all Laws applicable thereto, except non-compliance which would not reasonably be expected to have a Material Adverse Effect.

6.7 Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or the P&A Transaction, except for fees and commissions for which Purchaser is and shall be solely liable.

6.8 Absence of Certain Changes or Events. No event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

6.9 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at Law or in equity, with respect to the P&A Transaction, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its Representatives or any other Person.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1 Purpose of Agreement. Seller and Purchaser agree and understand that the fundamental motivation and purpose for and of this Agreement is for Seller to sell and transfer the Deposits to Purchaser and that any provision of this Agreement should be interpreted to give effect to this goal.

7.2 Activity in the Ordinary Course. From the date hereof until the Closing Date, Seller will use its commercially reasonable efforts to (a) preserve its business relationships with depositors of the Deposits, and (b) preserve the Assumed Liabilities in all material respects in the ordinary and usual course of business consistent with past practice; provided, however, that Seller shall cease soliciting, marketing or accepting applications for new Deposit accounts and take all other actions necessary to sell the Deposits and/or as may be required by a Governmental Authority or applicable Law. Only to the extent it is consistent with the previous sentence, Seller shall make a good faith effort to not, from the date hereof until the Closing Date, and shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) Establish Deposits other than in the ordinary course of business consistent with Seller’s past practices or make any material changes to deposit pricing policies in effect as of the date hereof;

(ii) Introduce new products or market promotions other than market promotions in the ordinary course of business consistent with Seller’s past practices; provided, however, that in no event shall Seller offer any “teaser” interest rates in the course of introducing any new market promotion permitted under this Section 7.2(ii);

(iii) Transfer any material Deposits (except pursuant to an unsolicited customer request where it would be customary banking practice to honor such request);

(iv) Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Deposits existing on the date hereof;

(v) Knowingly take any action that would reasonably be expected to (A) adversely affect the ability of any party hereto to obtain the Regulatory Approvals, (B) adversely affect the ability of any party hereto to obtain any consent required pursuant to this Agreement, (C) result in the failure of the condition set forth in Section 9.1(c) or (D) result in any of the covenants or conditions to the P&A Transaction not being materially satisfied;

(vi) Except as permitted by this Section 7.2, knowingly take, or knowingly permit its Affiliates to take, any action impairing in a material respect Purchaser’s rights or obligations in respect of any Deposit or Assumed Liability;

(vii) Waive or reimburse any early termination penalty or fee; or

(viii) Solicit, agree with, or commit to, any Person to do any of the things described in Section 7.2(i) through (vii) except as contemplated hereby.

7.3 Access. Until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its Representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assumed Liabilities.

7.4 Regulatory Approvals.

(a) As soon as reasonably practicable and in no event later than five (5) Business Days after the date of this Agreement, Purchaser and Seller shall prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals, the total cost (including all filing, administrative and legal fees and expenses) of which shall be the responsibility of the filing party. Purchaser and Seller shall use commercially reasonable efforts to obtain each such Regulatory Approval as promptly as reasonably practicable. Seller and Purchaser shall cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Subject to applicable Law, each party hereto will provide the other with copies of any applications and all correspondence relating thereto prior to filing. If any Governmental Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting the Regulatory Approvals, the parties hereto will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the P&A Transaction, such agreement not to be unreasonably withheld, conditioned or delayed.

(b) The parties hereto shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval or non-objection is required for consummation of the P&A Transaction that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

(c) Purchaser shall not, and shall cause its Affiliates to not, knowingly take any action that would reasonably be expected to result in a Material Adverse Effect with respect to Purchaser.

7.5 Consents. Seller agrees to use commercially reasonable efforts to obtain from any other parties the consent of which is required in order to assign or transfer any Deposit to Purchaser on the Closing Date; provided that if any consent set forth in this Section 7.5 is not obtained notwithstanding Seller’s use of commercially reasonable efforts as required hereunder, the parties hereto shall negotiate in good faith and Seller and Purchaser shall use commercially reasonable efforts to make alternative arrangements reasonably satisfactory to Seller and Purchaser.

7.6 Efforts to Consummate; Further Assurances.

(a) Purchaser and Seller agree to use commercially reasonable efforts to satisfy or cause to be satisfied as soon as reasonably practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b) From time to time following the Closing, at Purchaser’s reasonable request and at Purchaser’s sole expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer and take such other action as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assumed Liabilities or to consummate the P&A Transaction.

(c) On and after the Closing Date, each party hereto will promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits transferred on the Closing Date.

(d) Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.

7.7 Mutual Non-Solicitation of Employees. For a period of twelve (12) months after the Closing Date, Purchaser shall not, and shall cause its Affiliates to not, solicit for employment, retain as an independent contractor or consultant or induce to terminate employment with Seller or any of Seller’s Affiliates, including Guarantor, any then current officer or employee of Seller or any of Seller’s Affiliates, including Guarantor, who is or was involved in the P&A Transaction; provided, however, that this Section 7.7 shall not apply to Purchaser’s or Purchaser’s Affiliates’ employment of such employee if such employee (a) has been terminated by Seller or any of Seller’s Affiliates, including Guarantor, for any reason or (b) is hired by Purchaser or any of Purchaser’s Affiliates as a result of a general solicitation for employment in newspaper advertisements, Internet search sites or periodicals of general circulation not directed at employees of Seller or any of Seller’s Affiliates, including Guarantor. For a period of twelve (12) months after the Closing Date, Seller shall not, and shall cause its Affiliates, including Guarantor, to not, solicit for employment, retain as an independent contractor or consultant or induce to terminate employment with Purchaser or any of Purchaser’s Affiliates any then current officer or employee of Purchaser or any of Purchaser’s Affiliates who is or was involved in the P&A Transaction; provided, however, that this Section 7.7 shall not apply to Seller’s or Seller’s Affiliates’, including Guarantor, employment of such employee if such employee (i) has been terminated by Purchaser or any of Purchaser’s Affiliate for any reason or (ii) is hired by Seller or any of Seller’s Affiliates, including Guarantor, as a result of a general solicitation for employment in newspaper advertisements, Internet search sites or periodicals of general circulation not directed at employees of Purchaser or any of Purchaser’s Affiliates.

7.8 Change of Name, Etc. As promptly as possible after the Closing, Purchaser will (a) change the name and logo on all documents relating to the Assumed Liabilities to Purchaser’s name and logo, (b) notify all Persons whose Deposits are transferred under this Agreement of the consummation of the P&A Transaction, and (c) provide all appropriate notices to the OCC and any other Regulatory Authorities required as a result of the consummation of the P&A Transaction. Purchaser shall not be required to change the name and/or Logo on or replace checks, deposit slips and other Deposit materials or credit or debit cards distributed or provided by Seller to any Deposit customer prior to the Closing Date.

7.9 Customer Information. Any party hereto receiving from the other party hereto Nonpublic Personal Information as defined in Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., concerning account holders (“Customer Information”) in connection with the P&A Transaction shall only use the Customer Information in accordance with applicable Law and each party hereto shall maintain commercially reasonable security procedures to safeguard the confidentiality of the Customer Information and to prevent unauthorized disclosure of, access to or use by any unauthorized party, except as permitted by this Agreement or applicable Law. Nothing in this Agreement shall prohibit either party hereto from disclosing the Customer Information pursuant to legal process.

7.10 Information Security. The parties hereto have each developed, implemented and will maintain effective information security policies and procedures that include administrative, technical and physical safeguards designed to (a) ensure the security and confidentiality of information related to the Deposits, (b) protect against anticipated threats or hazards to the Confidential Information, (c) protect against unauthorized access or use of the Confidential Information and (d) ensure the proper disposal of the Confidential Information. All personnel of each of the parties hereto handling the Confidential Information have been appropriately trained in the implementation of such party’s information security policies and procedures. Each party hereto regularly causes the audit and review of its information security policies and procedures to ensure their continued effectiveness and to determine whether adjustments are necessary in light of circumstances including changes in technology, customer information systems or threats or hazards to confidential information. In the event of unauthorized access to the Confidential Information, each party hereto shall take appropriate action, as applicable, to prevent further unauthorized access. Each party hereto shall provide any notices and information regarding such unauthorized access to the other party hereto and to appropriate Law enforcement agencies, Governmental Authorities and affected customers.

7.11 Parent Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Purchaser the full and prompt performance by Seller of any and all obligations of Seller under this Agreement. Guarantor agrees that its obligations pursuant to this Section 7.11 shall be a continuing, absolute and unconditional guaranty of the full and prompt performance by Seller of its obligations under this Agreement and is in no way conditioned upon any requirement that Purchaser first attempt to collect any of its obligations from Seller without regard to (a) the validity, regularity or enforceability of this Agreement; (b) the absence of any action to enforce the same; (c) any waiver or consent by Seller concerning any provisions hereof; (d) the rendering of any judgment against Seller or any action to enforce the same; (e) any defense, set-off, counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Purchaser; or (f) any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. Guarantor hereby guarantees that any payments Seller is obligated to make hereunder will be made to Purchaser without set-off or counterclaim. Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller with respect to the obligations of Seller under this Agreement. This Section 7.11 shall continue to be effective if Seller merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist. Notwithstanding anything in this Agreement to the contrary, Guarantor’s guaranty of Seller’s obligations provided for in this Section 7.11 is subject to and is limited by any limitations on Seller’s obligations contained in this Agreement.

ARTICLE 8

TAXES

8.1 Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.

8.2 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

(a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assumed Liabilities;

(b) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assumed Liabilities for taxable periods for which the other may have a liability under this Agreement; and

(c) The party hereto requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser (if permissible under applicable Law), the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b) Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) that prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true at and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Seller.

(d) Covenants and Other Agreements. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e) Seller Officers’ Certificate. Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Seller to the effect that each of the conditions specified above in Sections 9.1(c) and (d) are satisfied in all respects.

(f) Seller Closing Deliverables. Seller shall have delivered to Purchaser each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.4 at or prior to the Closing Date.

(g) No Material Adverse Effect. No Material Adverse Effect with respect to Seller shall have occurred since the date of this Agreement.

9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller (if permissible under applicable Law), the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b) Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order that prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects in each case at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true at and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

(d) Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e) Purchaser Officers’ Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Purchaser to the effect that each of the conditions specified above in Sections 9.2(c) and (d) are satisfied in all respects.

(f) Purchaser Closing Deliverables. Purchaser shall have delivered to Seller each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.5 (in the case of any assignment contemplated thereby, subject to delivery by Seller of any related requisite third-party consent) at or prior to the Closing Date.

(g) No Material Adverse Effect. No Material Adverse Effect with respect to Purchaser shall have occurred since the date of this Agreement.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written agreement of Purchaser and Seller;

(b) by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.1(c) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Seller hereunder to the extent that the condition set forth in Section 9.1(d) cannot be satisfied, and, in the case of clause (i) or (ii), such breach or failure is not or cannot be remedied by Seller within thirty (30) calendar days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied; provided that Purchaser may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.1(c) or Section 9.1(d) to be satisfied if such failure was caused by Purchaser’s or any of its Representatives’ breach of this Agreement or failure to act in good faith or Purchaser’s or any of its Representatives’ failure to use commercially reasonable efforts to cause the Closing to occur; provided that Representatives does not include third-party vendors;

(c) by Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(c) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Purchaser hereunder to the extent that the condition set forth in Section 9.2(d) cannot be satisfied, and, in the case of clause (i) or (ii), such breach or failure is not or cannot be remedied by Purchaser within thirty (30) calendar days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.2(c) or Section 9.2(d) to be satisfied if such failure was caused by Seller’s or any of its Representatives’ breach of this Agreement or failure to act in good faith or Seller’s or any of its Representatives’ failure to use commercially reasonable efforts to cause the Closing to occur; provided that Representatives does not include third-party vendors;

(d) by either Seller or Purchaser, in the event (i) Regulatory Approvals have not been received by April 30, 2015 or (ii) the Closing has not occurred by May 29, 2015 (the “Termination Date”), unless, in either case, the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate; provided, however, that if the primary reason that the Closing has not occurred by the Termination Date is as a result of a delay by the Vendors related to the conversion of the data processing with respect to the Deposits, then the Termination Date shall be extended to June 19, 2015;

(e) by either Seller or Purchaser, if (i) any Governmental Authority that must grant a Regulatory Approval has denied approval of the P&A Transaction or (ii) any Governmental Authority shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction; or

(f) by either Seller or Purchaser if the Regulatory Approvals shall contain or require, as a condition to the granting thereof, (i) any modification to any term of this Agreement or the P&A Transaction, (ii) any divestiture of any of the Deposits or (iii) any non-customary requirement of, or restriction on the operation of the Deposits and Assumed Liabilities by, or other conditions on the operations or business of, Purchaser following the Closing Date, where the conditions referred to in clauses (i), (ii) or (iii), individually or in the aggregate, would have a material and adverse effect with respect to the business, financial condition or results of operations of Purchaser measured on a scale relative to the business represented by Deposits and Assumed Liabilities, taken as a whole.

10.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the P&A Transaction pursuant to Section 10.1, (a) this Agreement shall be void and of no further force and effect, (b) the P&A Transaction shall be abandoned without further action by any party hereto, and (c) none of the parties hereto (or any of their respective directors, officers, employees, stockholders, agents or Affiliates) shall have any liability or further obligation to the other party, except for liabilities or damages arising out of any willful breach of this Agreement prior to such termination and except for this Section 10.2 and Article 12, which shall survive the termination of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification.

(a) Indemnification by Purchaser. Purchaser shall indemnify, hold harmless and defend Seller and Seller’s Affiliates, and its and their respective officers, directors, employees, stockholders and permitted assigns, against any direct Losses arising from or in any way related to (i) the breach of any representation or warranty made by Purchaser in this Agreement or any certificate delivered pursuant hereto or any covenant or agreement made by Purchaser in this Agreement or (ii) any act or omission of Purchaser relating to the Deposits from or after the Closing. The indemnification obligations hereunder shall include indemnification against any legal action, claim, regulatory action, regulatory fine, administrative action, contractual liability to any network, demand, or proceeding, including those brought in connection with allegations of misrepresentation, breach of warranty, breach of contract, or violation of Law; provided, however, that Purchaser shall not be liable for any Loss, claim, damage or liability, to the extent that, but only to the extent that, it arises exclusively out of or in connection with (A) an act of fraud, embezzlement, or criminal activity by Seller, its Affiliates, or its or their respective Representatives, (B) the gross negligence, willful misconduct or bad faith of Seller, its Affiliates, or its or their respective Representatives, or (C) the failure of Seller, its Affiliates, or its or their respective Representatives to comply with, or to perform its obligations under, this Agreement, any related agreement, or applicable Law.

(b) Indemnification by Seller and Guarantor. Seller and Guarantor shall jointly and severally indemnify, hold harmless and defend Purchaser and Purchaser’s Affiliates, and its and their respective officers, directors, employees, stockholders and permitted assigns, against any direct Losses arising from or in any way related to (i) the breach of any representation or warranty made by Seller or Guarantor in this Agreement or any certificate delivered pursuant hereto or any covenant or agreement made by Seller or Guarantor in this Agreement, (ii) any act or omission of Seller relating to the Deposits prior to the Closing; or (iii) the Excluded Deposits. The indemnification obligations hereunder shall include indemnification against any legal action, claim, regulatory action, regulatory fine, administrative action, contractual liability to any network, demand, or proceeding, including those brought in connection with allegations of misrepresentation, breach of warranty, breach of contract, or violation of Law; provided, however, that neither Seller nor Guarantor shall be liable for any Loss, claim, damage or liability, to the extent that, but only to the extent that, it arises exclusively out of or in connection with (A) an act of fraud, embezzlement, or criminal activity by Purchaser, its Affiliates, or its or their respective Representatives, (B) the gross negligence, willful misconduct or bad faith of Purchaser, its Affiliates, or its or their respective Representatives, or (C) the failure of Purchaser, its Affiliates, or its or their respective Representatives to comply with, or to perform its obligations under, this Agreement, any related agreement, or applicable Law. The parties hereto acknowledge and agree that the indemnity obligations of Seller under this Section 11.1(b) shall cease and be of no further force or effect at such time as the complete liquidation and dissolution of Seller has been consummated.

(c) In the event any indemnified party becomes aware of any act, circumstance, development, event, fact, occurrence, statement or omission with respect to which a claim for Losses may be asserted under this Article 11 that is not a Third Party Claim (a “Direct Claim”), the indemnified party shall promptly deliver notice of such Direct Claim to the indemnifying party in writing, specifying (to the extent known) the factual basis for such Direct Claim and the amount, or an estimate, if known or reasonably determinable, of the Losses which the indemnified party claims as a result of such Direct Claim; provided, however, that subject to the Survival Period, any delay or failure by the indemnified party to give such notice shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that the indemnifying party is adversely prejudiced by reason of such delay or failure. Within ten (10) calendar days of the final determination of the amount of the Direct Claim pursuant to the terms of this Section 11.1(c), the indemnifying party shall pay to the indemnified party an amount equal to the Direct Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the indemnified party not less than one (1) Business Day prior to such payment.

(d) To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it by any third party of any claim or potential liability for which indemnification is provided under this Article 11 (a “Third Party Claim”), the indemnified party shall promptly notify in writing the indemnifying party of the assertion of such Third Party Claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; provided, however, that subject to the Survival Period, any delay or failure by the indemnified party to give such notice shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that the indemnifying party is adversely prejudiced by reason of such delay or failure. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such Third Party Claims (which election must be made by the indemnifying party within fifteen (15) calendar days after having been notified by the indemnified party of the existence of such Third Party Claims). Counsel selected by the indemnifying party to defend any such Third Party Claim shall be a nationally or regionally recognized law firm with the experience and resources to defend the indemnified party against any such Third Party Claim in any such proceeding (and shall be consented to by the indemnified party, such consent not to be unreasonably withheld). In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel, (ii) the indemnifying party fails to elect to assume the defense of a suit, action or proceeding within the fifteen (15) calendar-day time period, (iii) in the event that the indemnifying party elects to assume the defense of a suit, action or proceeding, in the course of such defense, the indemnifying party fails to continue to take reasonable steps to diligently defend any such Third Party Claim, or (iv) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them that make joint representation inappropriate, then in all such cases of clauses (i), (ii), (iii) and (iv), the, indemnifying party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the indemnified parties. Within ten (10) calendar days of determination of the amount of a Third Party Claim becoming non-appealable (whether as a result of procedural exhaustion or lapse of time), the indemnifying party shall pay to the indemnified party an amount equal to the Third Party Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the indemnified party not less than one (1) Business Day prior to such payment.

(e) Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses.

(f) An indemnified party shall use commercially reasonable efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11; provided that the indemnified party shall not be required to incur any out-of-pocket fees or expenses in connection with such mitigation. In the event that an indemnified party shall fail to use such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts.

(g) For clarity, “direct Losses” includes actual and documented consequential damages claimed by a third party in connection with a Third Party Claim hereunder.

11.2 Limitations on Indemnification Liability. Notwithstanding anything to the contrary contained in this Agreement, (a) neither Purchaser nor Seller shall be entitled to indemnification pursuant to this Agreement unless and until Purchaser’s or Seller’s respective aggregate Losses shall be in excess of $25,000, at which time such party shall be entitled to indemnification for the full amount of its Losses solely to the extent such Losses exceed $25,000 and (ii) in no event shall Losses payable pursuant to this Agreement by either Purchaser or Seller to the other party exceed $2,500,000.

ARTICLE 12

MISCELLANEOUS

12.1 Survival.

(a) The parties’ respective representations and warranties contained in this Agreement shall survive until the first (1st) anniversary of the Closing Date (the “Survival Period”); provided that the claims set forth in any claim for indemnity made by an indemnified party on or prior to the expiration of the Survival Period shall survive until such claim is finally resolved. The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly contemplating performance thereafter.

(b) No claim based on any breach of any representation or warranty shall be valid or made unless written notice with respect thereto is given to the indemnifying party in accordance with this Agreement.

12.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in contravention of this Section 12.2 shall be void.

12.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4 Public Notice. Neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to the P&A Transaction without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, each party hereto may make such public disclosure as it, in its reasonable judgment, may deem to be (a) required by applicable Law or the rules of any securities exchange or (b) necessary or advisable to obtain the Regulatory Approval; provided, however, that any party hereto making a public disclosure pursuant to this sentence shall make a good faith effort to notify the other parties reasonably in advance of such public disclosure.

12.5 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:		Union Federal Savings Bank 1565 Mineral Spring Ave. North Providence, Rhode Island 02904
Attention: President
Facsimile No.: (401) 353-8938

With a copy to:		The First Marblehead Corporation The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts 02199 Attention: Corporate Law Department Facsimile No.: (781) 658-9604

If to Purchaser:		BofI Federal Bank
4350 La Jolla Village Drive, Suite 140
San Diego, California 92122
Attention: Eshel Bar-Adon
Facsimile No.: (858) 764-6561

With a copy to:		McKenna Long & Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
	Attention:	William L. Floyd
Laura Haskins
Facsimile No.: (404) 527-4198

If to Guarantor:		The First Marblehead Corporation The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts 02199 Attention: Chief Executive Officer Facsimile No.: (617) 638-2100

With a copy to:		The First Marblehead Corporation The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts 02199
Attention: Corporate Law Department Facsimile No.: (781) 658-9604

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this Section 12.5. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

12.6 Expenses. Except as expressly provided otherwise in this Agreement, each party hereto shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the P&A Transaction, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

12.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of California applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of Laws.

12.8 Waiver of Jury Trial. The parties hereto hereby waive, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, any right or obligation hereunder, or the P&A Transaction, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties hereto hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties hereto may file a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

12.9 Entire Agreement; Amendment.

(a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose.

(b) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties hereto and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any beach of any provision under this Agreement by any party hereto shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

12.10 Third-Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Seller, Guarantor and Purchaser.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile and pdf electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.13 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.14 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble to this Agreement.

12.15 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties hereto shall be entitled, without the necessity of posting a bond or other security, to seek an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ hereto obligation to consummate the P&A Transaction, subject to the terms and conditions of this Agreement).

12.16 Confidentiality. Pursuant to this Agreement, a party (“Disclosing Party”) may provide to the other party (“Receiving Party”) certain confidential and proprietary business information, including Customer Information and the existence and provisions of this Agreement (“Confidential Information”). The parties hereto agree that except as otherwise required by Law, judicial process or regulatory request or demand, or as required in connection with this Agreement, to maintain the confidentiality of all Confidential Information received, not to disclose any Confidential Information to any Person outside of its organization, and not to use Confidential Information for any purpose other than performance of this Agreement or otherwise as permitted by applicable Laws; provided that such Confidential Information may be disclosed to a Receiving Party’s directors, officers, employees, agents and representatives (“Representatives”) who need to know such Confidential Information for the purpose of effecting the P&A Transaction. This Section 12.16 shall not apply to Confidential Information which: (a) becomes generally available to the public other than as a result of a disclosure by either party or its Representatives; (b) was available on a nonconfidential basis prior to its disclosure to Receiving Party by Disclosing Party; or (c) becomes available to Receiving Party on a nonconfidential basis from a source other than Disclosing Party or Disclosing Party’s Representatives; provided that such source is not known to Receiving Party to be bound by a confidentiality agreement with Disclosing Party or Disclosing Party’s Representatives.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date first written above.

PURCHASER:

BOFI FEDERAL BANK

By:	/s/ Greg Garrabrants
Name:	Greg Garrabrants
Title:	Chief Executive Officer

SELLER:

UNION FEDERAL SAVINGS BANK

By:	/s/ William P. Baumer
Name:	William P. Baumer
Title:	Chief Executive Officer

GUARANTOR:

THE FIRST MARBLEHEAD CORPORATION, solely for purposes of Sections 7.7 and 7.11 and Articles 10, 11 and 12

By:	/s/ Alan Breitman
Name:	Alan Breitman
Title:	Chief Financial Officer

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT is dated this      day of             , 201  , by and between Union Federal Savings Bank, a federal savings association (“Seller”), and BofI Federal Bank, a federal savings association (“Purchaser”). Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

WITNESSETH

WHEREAS, Seller, Purchaser and, solely for purposes of Sections 7.7 and 7.11 and Articles 10, 11 and 12, The First Marblehead Corporation, have entered into a Purchase and Assumption Agreement, dated as of December 19, 2014 (the “Agreement”), which provides for the assignment by Seller of all of its rights and interest in and to the Deposits maintained by Seller, and the assumption by Purchaser of the Deposits and the Assumed Liabilities, all as set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, receipt of which is hereby acknowledged by Seller and Purchaser, Seller hereby assigns, transfers and sets over to Purchaser all of Seller’s rights and interest in and to, and does hereby assume all of Seller’s liabilities and obligations with respect to, all Deposits and Assumed Liabilities of Seller, other than the Excluded Deposits and Excluded Liabilities, as shown on the books and records of Seller as of the close of business on the Closing Date, as further specified in the Agreement.

This Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of Seller, Purchaser and each of their respective successors, and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment and Assumption Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the Laws of the State of California (without application of conflicts of laws principles) and applicable federal Laws and regulations.

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IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed as of the date and year first set forth above.

UNION FEDERAL SAVINGS BANK

By:
Name:
Title:

BOFI FEDERAL BANK

By:
Name:
Title: